Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arena Pharmaceuticals, Inc.:

We consent to the use of our reports dated March 1, 2013 with respect to the consolidated financial statements of Arena Pharmaceuticals, Inc. and subsidiaries as of December 31, 2012 and 2011, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference herein.

/s/ KPMG LLP

San Diego, California

June 10, 2013